Exhibit 10.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is executed on this 4th day of November, 2026 (“Execution Date”), by and between:

1.

Welspun DI Pipes Limited, a public company incorporated under the laws of India, bearing corporate identity number U27320GJ2020PLC115329, holding permanent account number AACCW7129H and having its registered office at 115, Mangalam Residency, Survey No. 175, Village Meghpar (Borichi), Taluka Anjar, District Kutch, Gujarat – 370 110, India (hereinafter referred to as the “Seller”, which expression, unless repugnant to the context and meaning thereof, shall mean and include its successors and permitted assigns) of the FIRST PART;

2.

Welspun Corp Limited, a public listed company incorporated under the laws of India, bearing corporate identity number L27100GJ1995PLC025609, holding permanent account number AAACW0744L and having its registered office at Welspun City, Village Versamedi, Taluka Anjar, District Kutch, Gujarat – 370 110, India (hereinafter referred to as the “Purchaser 1”, which expression, unless repugnant to the context and meaning thereof, shall mean and include its successors and permitted assigns) of the SECOND PART;

3.

Perma-Pipe QA, a company incorporated under the laws of Qatar, bearing commercial registration number 148196 and having its registered office at Zone: 18 Building, Street 840, Qatar (hereinafter referred to as the “Purchaser 2”, which expression, unless repugnant to the context and meaning thereof, shall mean and include its successors and permitted assigns) of the THIRD PART; and

4.

Welspun Special Coating Private Limited, a private limited company incorporated under the laws of India, bearing corporate identity number U25920GJ2026PTC184521, holding permanent account number AAECW6090R and having its registered office at Welspun City, Village Versamedi, Taluka Anjar, District Kutch, Gujarat – 370 110, India (hereinafter referred to as the “Company”, which expression, unless repugnant to the context and meaning thereof, shall mean and include its successors and permitted assigns) of the FOURTH PART.

The Purchaser 1 and the Purchaser 2 are hereinafter collectively referred to as the “Purchasers ” and individually as a “Purchaser”.

The Seller, the Purchasers and the Company are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

1.

As of the Execution Date, the authorized share capital of the Company is Rs. 1,00,000/- (Rupees One Lakh Only) divided into 10,000 (Ten Thousand) shares having a face value of Rs. 10/- (Rupees Ten Only) each (an “Equity Share ” or “Share ”). The present issued, subscribed and paid-up share capital of the Company is Rs. 1,00,000/- (Rupees One Lakh Only) divided into 10,000 (Ten Thousand) Shares. The current shareholding pattern of the Company, as on the Execution Date, is at Part A of Schedule 1 hereto.

2.

Subject to the terms and conditions set forth herein, the Purchaser 1 has agreed to purchase from the Seller, and the Seller has agreed to sell and transfer, and procure the transfer by its nominees, as applicable, to the Purchaser 1, 4,900 (Four Thousand Nine Hundred) Shares of the Company, constituting 49% (forty nine per cent) of the issued, subscribed and paid-up share capital of the Company on a fully diluted basis, and the Purchaser 2 has agreed to purchase from the Seller, and the Seller has agreed to sell and transfer, and procure the transfer by its nominees, as applicable, to the Purchaser 2, 5,100 (Five Thousand One Hundred) Shares of the Company, constituting 51% (fifty one per cent) of the issued, subscribed and paid-up share capital of the Company on a fully diluted basis (collectively, the “Sale Shares”), on the Closing Date (as defined below).

3.	Accordingly, the Parties are desirous of executing this Agreement to set out their rights and obligations in relation to the sale and purchase of the Sale Shares by the Seller to the Purchasers.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.

Sale and Purchase . Subject to the terms and conditions hereinafter set forth, on the Closing Date (as defined below), the Seller shall sell and transfer, and procure the transfer by its nominees, as applicable, to the Purchaser 1 and the Purchaser 2, and the Purchaser 1 and the Purchaser 2 shall purchase from the Seller, the Sale Shares, together with all rights, title, interests and benefits arising thereto, whether now and hereafter, free and clear of all encumbrances, for an aggregate amount of Rs. 49,000/- (Rupees Forty Nine Thousand Only) payable by the Purchaser 1 (the “Purchaser 1 Consideration”) and Rs. 51,000/- (Rupees Fifty One Thousand Only) payable by the Purchaser 2 (the “Purchaser 2 Consideration”), in each case less withholding taxes, if any. The shareholding pattern of the Company as on the Closing Date (as defined below) shall be as set forth in Part B of Schedule 1.

2.

Deliverables on Execution Date. Within five (5) days from the Execution Date: (i) the Company shall procure a valuation certificate issued by an independent practicing chartered accountant certifying the fair market value of the Sale Shares in accordance with: (a) Section 79 and Section 92(2)(m) of the Income-tax Act, 2025 read with Rule 56 and Rule 57 of the Income-tax Rules, 2026; and (b) the provisions of the Foreign Exchange Management Act, 1999 and all rules, regulations and directions made thereunder, including the Foreign Exchange Management (Non-debt Instruments) Rules, 2019, in each case, as amended from time to time and to the extent applicable , and shall provide copies of such valuation certificates to the Seller, the Purchaser 1 and the Purchaser 2; and (ii) each the Seller, the Purchaser 1 and the Purchaser 2 shall provide to the other Parties a copy of its respective board resolution authorising the sale or purchase, as applicable, of the Sale Shares contemplated under this Agreement. The Company shall also provide a copy of its board resolution authorising the execution of this Agreement and such other documents as may be necessary to give effect to the transactions contemplated herein. Upon receipt of all documents referred to in paragraphs (i) and (ii) above, the Parties shall proceed to complete the closing, including the transfer of the Sale Shares to the Purchasers, in the manner provided herein, within five (5) days from the date of receipt of the last of such documents. The date on which such closing is completed shall be the “Closing Date ”.

3.	Closing and Post Closing Actions .

3.1	Closing Date Actions:

On the Closing Date, the following actions shall take place, and each of these actions shall be deemed to have occurred simultaneously:

(i)

The Purchaser 1 shall remit the Purchaser 1 Consideration and the Purchaser 2 shall remit the Purchaser 2 Consideration, in each case to the designated bank account of the Seller, as specified in Schedule 2, less applicable withholding taxes, if any. Each Purchaser shall furnish details of its respective payment, including the unique transaction reference number, to the Seller.

(ii)

The Seller shall deliver, and procure that its nominees deliver, to the Purchasers the duly executed and stamped original share certificates representing the Sale Shares, together with the duly executed share transfer forms in respect of the Sale Shares being transferred to each Purchaser, to effect the transfer of the Sale Shares to the respective Purchasers in accordance with the applicable law;

(iii)

Mr. Ketan Hasmukhlal Patel shall submit his resignation letter to the Board of Directors of the Company (the “Board”), resigning from his office as a director of the Company with effect from the Closing Date, and the Board shall take such resignation on record;

(iv)

The Purchaser 2 shall procure and deliver to the Company the duly executed consent of each of Mr. Saleh Sagr and Mr. Paras Devidas Karani (the “Purchaser 2 Directors ”) to act as a director of the Company;

(v)

The shareholders’ agreement to be entered into among the Purchaser 1, the Purchaser 2 and the Company (the “Shareholders’ Agreement”) shall have been duly executed and shall come into full force and effect, and each of the Purchaser 1, the Purchaser 2 and the Company shall have furnished a copy of its respective board resolution authorising the execution of the Shareholders’ Agreement to each of the other Parties;

(vi)	The Company shall convene a meeting of the Board, at shorter notice, to consider and approve, inter-alia, the following:

(a)

taking on record the transfer of 4,900 (Four Thousand Nine Hundred) Sale Shares in favour of the Purchaser 1 and 5,100 (Five Thousand One Hundred) Sale Shares in favour of the Purchaser 2, updating the statutory registers of the Company accordingly, and registering the Purchaser 1 and the Purchaser 2 as the respective legal and beneficial owners of the Sale Shares acquired by them;

(b)	subject to the approval of the shareholders of the Company (the “Shareholders ”), appointing the Purchaser 2 Directors to the Board;

(c)

taking on record the resignation of Mr. Ketan Hasmukhlal Patel as a director of the Company and withdrawing all authorities, powers and duties delegated to him in his capacity as a director of the Company;

(d)

approving the proposed amendments to the articles of association of the Company (“Articles”) to incorporate the terms of the Shareholders’ Agreement and recommending the same for approval by the Shareholders; and

(e)

calling for an extraordinary general meeting of the Shareholders, at shorter notice, to consider and approve: (I) the increase in the maximum permissible strength of the Board to 5 (five) directors; (II) the appointment of the Purchaser 2 Directors to the Board; and (III) the proposed amendments to the Articles to incorporate the terms of the Shareholders’ Agreement.

(vii)

Following the conclusion of the meeting of the Board, the Company shall convene an extraordinary general meeting of the Shareholders, at shorter notice, to consider and approve: (I) the increase in the maximum permissible strength of the Board to 5 (five) directors; (II) the appointment of the Purchaser 2 Directors to the Board; and (III) the amendments to the Articles to incorporate the terms of the Shareholders’ Agreement.

3.2

Post Closing Actions: The Seller and the Purchasers shall ensure that the Company makes necessary filings and undertake necessary actions as applicable under applicable laws with respect to the sale and the purchase of the Sale Shares.

4.	Representations and Warranties .

4.1

Mutual Warranties: As on the Execution Date and the Closing Date, each Party represents and warrants to the other Parties that it has been duly and validly incorporated in accordance with the applicable laws, is in good standing in its respective jurisdiction of incorporation, has full corporate power and authority to enter into this Agreement, and this Agreement constitutes a valid and legally binding obligation, enforceable in accordance with its terms.

4.2

Seller Warranties: As on the Execution Date and the Closing Date, the Seller represents and warrants that: (i) it is the sole legal and beneficial owner of the Sale Shares; (ii) it has good, valid and marketable title to the Sale Shares, free and clear of any and all encumbrances, with full right and authority to se l and deliver the same to the Purchasers under this Agreement; (iii) the Sale Shares have been duly authorized, validly issued/ subscribed and acquired, fully paid, and the Seller has not received any claim in writing from any person claiming any encumbrance over such Sale Shares. All the issuances/ subscriptions or acquisitions of the Sale Shares have borne adequate stamp duty in accordance with the applicable laws. The acquisition of the Sale Shares by the Seller was made in accordance with the applicable laws; (iv) the sale and transfer of the Sale Shares by the Seller to the Purchasers under this Agreement is not void as against any claim in respect of any tax or other sumpayable by the Seller under Section 499 of the Income-tax Act, 2025 and Section 81 of the Central Goods and Services Tax Act, 2017; (v) it has not, nor has anyone on its behalf, done, committed or omitted any act, deed, matter, or thing whereby any of the Sale Shares can be forfeited, extinguished, or rendered void or voidable; (vi) no government and relevant third party approvals including from its lenders are required to be obtained by the Seller to sell the Sale Shares and perform obligations under this Agreement; (vii) no order has been served on the Seller or petition admitted, for an administration order against the Seller under any applicable laws relating to insolvency concerning the Seller; (viii) no material action, notice, claim, litigation or proceedings of any kind is threatened or pending before any authority or by any party in respect to the Seller or the Sale Shares, outcome of which could affect the performance of its obligations under the Agreement; and (ix) all the rights attached to the Sale Shares are exercised by the Seller.

5.	General Provisions.

5.1

Cooperation. The Parties hereby agree to cooperate and work in good faith with each other to consummate the transactions contemplated under this Agreement both prior and subsequent to the Closing Date.

5.2

Confidentiality. Each Party shall keep this Agreement, the terms thereof and all transactions contemplated herein, and all information relating to the other Parties received under or pursuant to or in connection with this Agreement, confidential and shall not issue any public release or public announcement or otherwise make any disclosure concerning this Agreement, and/ or the transactions contemplated in this Agreement, except as required by the applicable laws, or competent authority, or for the purposes of making appropriate necessary filings, or with the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed.

5.3

Termination. This Agreement may be terminated at any time prior to the Closing Date: (i) by any Party, by written notice to the other Parties, upon the occurrence of any insolvency event against any other Party; or (ii) by either Purchaser with immediate effect, by written notice to the other Parties if there is a breach of any of the representations and warranties given by the Seller under this Agreement; or (iii) by mutual written consent of the Purchasers, the Seller and the Company on such terms and conditions as may be agreed by them; or (iv) automatically if the closing does not occur within ten (10) days from the Execution Date and the Closing Date has not been extended by the Parties. The provisions of this Clause 5 shall survive the termination of this Agreement.

5.4

Entire Agreement. This Agreement (including any exhibits hereto and any written amendments hereof executed by the Parties) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the Parties hereto with respect to the subject matter hereof.

5.5

Severability. If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect. If any provision of this Agreement is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modification(s) as may be necessary to make it valid.

5.6

Amendments. No change, alteration, modification, amendment, or waiver of any provision of this Agreement shall be effective unless each Party approves it in writing and signed in person or by an authorised representative of the Party.

5.7

Waiver. No failure or delay by any Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by any Party of any breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of that or any other provision of this Agreement.

5.8

Rights Cumulative. Subject to terms of this Agreement, the rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by the applicable laws.

5.9

Independent Parties. No Party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Parties except as specifically provided by this Agreement. Nothing in this Agreement shall be interpreted or construed to create an association or agency or partnership between the Parties.

5.10

Assignment. This Agreement is personal to the Parties hereto and shall not be capable of assignment by any Party, except with the prior written consent of the other Parties. The Agreement shall inure to the benefit of each Party’s affiliates, successors, and permitted assigns.

5.11

Costs and Expenses. The Parties shall bear the respective costs and expenses incurred by them in connection with the execution of this Agreement. All stamp duties payable in relation to: (i) this Agreement; and (ii) the sale and transfer of the Sale Shares contemplated herein (which shall be paid on or prior to the Closing Date), shall be borne by the Company.

5.12

Notices. Notices, demands or any other communication required or permitted to be given or made by the Parties under this Agreement shall be provided in English, and in writing and may be delivered via: (i) courier or registered mail; or (ii) email, to the address (or email address) of the relevant Party set out below or such other address as may from time to time be notified for this purpose by such Party. Any notice or other communication shall be deemed to have been duly given: (i) if sent by courier or registered mail, upon receipt by the addressee; or (ii) if served by email, when the sender receives confirmation that the message was transmitted in full and without error.

In case of notice to the Seller:

Address:	Welspun House, 5th Floor, Kamala Mills Compound, Senapati Bapat Marg, Lower Parel (W), Mumbai, Maharashtra – 400 013, India
Attention:	Mr. Shyam Maheshwari
Email:	shyam_maheshwari1@welspun.com

In case of notice to the Purchaser 1:

Address:	Welspun House, 5th Floor, Kamala Mills Compound, Senapati Bapat Marg, Lower Parel (W), Mumbai, Maharashtra – 400 013, India
Attention:	Mr. Kamal Rathi
Email:	kamal_rathi@welspun.com

In case of notice to the Purchaser 2:

Address:	2445 Technology Forest Blvd., Suite 1010, The Woodlands, Texas 77381, United States of America
Attention:	Mr. Saleh Sagr – Director
Email:	saleh.sagr@permapipe.com with copy to manish.dhingra@permapipe.com

In case of notice to the Company:

Address:	Welspun House, 5th Floor, Kamala Mills Compound, Senapati Bapat Marg, Lower Parel (W), Mumbai, Maharashtra – 400 013, India
Attention:	Mr. Percy Birdy
Email:	percy_birdy@welspun.com

5.13

Governing Law, Jurisdiction and Dispute Resolution. This Agreement, and all transactions contemplated hereby, shall be governed by, construed, and enforced in accordance with the laws of India. Subject to the below, the courts at Mumbai, Maharashtra, India shall have exclusive jurisdiction in connection with any disputes arising from this Agreement. In the event of any dispute between the Parties regarding any matter contemplated in this Agreement, the dispute shall be resolved amicably between the Parties through negotiation. In case the disputes are not resolved amicably within 30 (thirty) days of arising of the dispute, such unresolved disputes shall be resolved through arbitration in accordance with the Arbitration and Conciliation Act, 1996 as amended. The arbitration proceedings shall be in English. The seat and venue of arbitration shall be Mumbai, Maharashtra, India. The arbitration proceedings shall be conducted by a sole arbitrator mutually agreed and appointed by the Parties. The award of the arbitration tribunal shall be final and binding. The costs and expenses of the arbitration, including the fees of the arbitration and the arbitration tribunal, shall be borne equally by each Party and each Party shall pay its own fees, disbursements and other charges of its counsel, except as may be determined by the arbitral tribunal.

5.14

Specific Performance. Notwithstanding anything contained in this Agreement, each Party agrees that it shall suffer damage and harm in the event of any breach of this Agreement by the other Party and the remedies in respect of such breach shall be inadequate (each Party hereby waives the claim or defense that an adequate remedy is available, whether under applicable laws or contract) and the non-defaulting Party shall be entitled to an injunction, a restraining order, a right for recovery, a suit for specific performance or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate, to restrain the defaulting Partyfrom committing any violation of this Agreement or to enforce the performance of the covenants, representations andobligations contained in this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies that the non-defaulting Party may have at the applicable laws, contract or in equity.

5.15

Counterparts. This Agreement may be executed in any number of originals or counterparts, each in the like form and all of which when taken together shall constitute one and the same document, and any Party may execute this Agreement by signing any one or more of such originals or counterparts. The delivery of signed counterparts by facsimile transmission or electronic mail in “portable document format” (“.pdf”) shall be as effective as signing and delivering the document in person.

[Signature pages to follow]

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized representatives on the day and year first above written.

For and on behalf of

Welspun DI Pipes Limited

Name: Shyam Maheshwari

Designation: Chief Financial Officer

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized representatives on the day and year first above written.

For and on behalf of

Welspun Corp Limited

Name: Vipul Mathur

Designation: Managing Director & Chief Executive Officer

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized representatives on the day and year first above written.

For and on behalf of

Perma-Pipe QA

Name: Saleh Sagr

Designation: Director

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized representatives on the day and year first above written.

For and on behalf of

Welspun Special Coating Private Limited

Name: Percy Birdy

Designation: Director

Schedule 1

PART A

(Equity Shareholding Pattern of Company as on Execution Date)

Sr. No.	Name of Shareholder	Number of Shares	% Holding
1.	Welspun DI Pipes Limited (together with its nominees)	10,000	100.00%
TOTAL		10,000	100.00%

PART B

(Equity Shareholding Pattern of Company as on Closing Date)

Sr. No.	Name of Shareholder	Number of Shares	% Holding
1.	Welspun Corp Limited	4,900	49.00%
2.	Perma-Pipe QA	5,100	51.00%
TOTAL		10,000	100.00